Issuer Free Writing Prospectus
Dated August 10, 2013
Filed pursuant to Rule 433
Regstration Number 333-189186

INITIAL PUBLIC OFFERING

China Commercial Credit Inc.

July 2013

BURNHAM SECURITIES INC.

AXIOM Capital Management, Inc.
780 Third Avenue, New York, NY 10017

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. The registration statement has not been declared effective by the SEC, and the information contained therein, including information in the preliminary prospectus, is subject to change prior to the registration statement becoming effective and the filing of the final prospectus with the SEC. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. A preliminary prospectus, dated June 07, 2013, is available at the SEC web site at:

http://www.sec.gov/Archives/edgar/data/1556266/000121390013003038/fs12013_chinacommercial.htm

Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this presentation are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of China Commercial Credit, Inc. ("CCC") and members of the Company's management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as "may," "will," "seeks," "anticipates," "believes," "estimates," "expects," "plans," "intends," "should" or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and CCC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. The following are some of the risks and uncertainties, although not all risks and uncertainties, that could cause CCC's actual results to differ materially from those presented in the Company's forward-looking statements:

- Changes in laws and regulations and industry practices that adversely affect CCC's lending and guarantee business;

(continued on next page)

Cautionary Note Regarding Forward-Looking Statements (cont.)

- Interest rates, loan pricing and other competitive pressures;
- Default rates of the Company's borrowers;
- CCC's ability to retain senior professionals;
- Substantial fluctuations in CCC's financial results;
- Deterioration in the business environment for SME's, farmers, and individuals;
- Incurrence of losses on the Company's loan and guarantee portfolio;
- Competition from other microcredit lenders;
- Limited access to capital;
- Malfunctioning or failure in CCC's operations or infrastructure;
- Failure to achieve and maintain effective internal controls;
- The ability to operate as, and costs involved with operating as, a public company; and
- Borrowing capability from China banks

Fulfilling the Market Need in a Fast Growing Industry

- China Commercial Credit, Inc. ("CCC") is a microcredit company providing direct loans and loan guarantee services to small-to-medium enterprises ("SMEs"), farmers and individuals operating in the city of Wujiang, Jiangsu Province, Peoples Republic of China ("PRC")
- CCC's operating company has exhibited substantial annual growth since inception in 2008
  - Net income margins in excess of 60%, with significant operating leverage to service growth of loan portfolio

Net Revenue



($ in U.S. millions)
$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$0.0
CAGR: 22%
$7.0
$9.0
$10.9
$12.6
2009
2010
2011
2012

Income Before Income Taxes



($ in U.S. millions)
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$0.0
CAGR: 34%
$4.4
$7.8
$9.5
$10.5
2009
2010
2011
2012(1)

(1) Excludes approximately $500,000 in IPO and audit related costs and expenses

A Simple, Exciting, Growth Story

- Filling a market need, in an Industry experiencing dramatic growth in the world's second largest economy
- Management Team, with skin in the game, with extensive lending experience from one of China's largest commercial banks
  - Demonstrated its ability to dramatically grow the Company while managing risk
  - Recent addition of a CFO who not only has lending experience, but US Public Company experience
- US IPO with proceeds to expand the Company's base to fulfill the unmet demand for the Company's products and services
  - Currency for acquisitions
  - Set the stage for future financings to continue to drive growth
- Being valued at less than book value
  - .9x Book and 6x LTM pre-tax
- At a time when the window for USO IPO's of Chinese companies is open again
  - Company operates in a regulated industry and has undergone extensive due diligence

China's Credit Mismatch Driving Industry Growth

- Traditional Chinese banks supply of credit favors state-owned enterprises, local government vehicles and larger companies
  - 8 out of 10 jobs in China are in SME's
  - SME's account for nearly 60% of China's GDP and more than 50% of economic output
  - Account for only 18% of bank lending
- CCC's customer base is a segment of the market which has been significantly underserved and has historically borrowed at high interest rates from "underground" lenders
- 2008 regulations enabled microcredit companies to bridge the gap between Chinese state-owned and commercial banks and "underground lenders", spurring explosive growth of microcredit lenders to match loan demand
  - Approximately 6,000 microcredit companies in China at end of 2012
    - ✓ Up over 40% from 2011
  - Aggregate outstanding loan portfolio of $84 billion as of September 30, 2012
    - ✓ Up over 50% from 2011
  - Jiangsu Province has the greatest number of microcredit companies in nation

Fueled by Macroeconomic Tailwinds

- China is the world's most populous country, comprising more than 1.3B citizens, or approximately 19% of the world's population [(1)]
  - Approximately 4x the total population of the United States, with roughly the same land mass
- #2 largest GDP in the world, expected to surpass the U.S. by 2016
  - 2012GDP of ~$8.3T
  - Expected to grow at a ~8% CAGR through 2016, [(2)(3)]
  - World's largest exporter – exported ~$2.1T of merchandise in 2012 [(4)]
- Operates in the City of Wujiang, Jiangsu Province
  - One of the most economically successful and rapidly growing cities in China w 19% GDP growth
  - Located on the prosperous Eastern Coast of China and home to many of the world's leading exporters of electronic equipment, chemicals and textiles

(1) *Source: World Bank, Population Reference Bureau*
(2) *Source: China National Bureau of Statistics*
(3) *Source: International Monetary Fund*
(4) *Source: World Trade Organization*
(5) *Source: World Trade Organization*
(6) *Source: China State Administration of Foreign Exchange ("SAFE")*

FIG
Diversified Financial Services

China Microfinance

A little goes a long way: initiating coverage

Ratings and valuation summary

Company	Ticker	Rating	Price 4-Mar (HKD)	Target price (HKD)	2013e Yield	2013e PB	2013e PE	Pot'l return*
Sun Hung Kai & Co	86 HK	OW	5.34	6.00	4.1	1.1	9.7	16%
Credit China	8207 HK	N(V)	0.92	1.00	2.4	1.6	8.6	11%

*Potential return equals the percentage difference between the current share price and the target price, including the forecast dividend yield
Source: Bloomberg, HSBC estimates. Prices as of 4 March 2013

- **China's financial reforms are opening the door to small loan companies**
- **Given the right strategy, microfinance can be sustainable and profitable**
- **Initiate OW on SHKC and N(V) on Credit China – unique and rapidly growing exposure in this sector**

Small is beautiful: It is a good time for the micro-lending business in China. The authorities want to ease the country's heavy reliance on bank lending which has favoured the big to the detriment of the small. This is creating enormous growth potential for microfinance that currently accounts for less than 0.5% of total credit. A unique opportunity is opening up for small lenders to cherry-pick high-quality borrowers who have nowhere else to turn, while charging them at rates of up to 40% pa.

Leading to the Implementation of Company's Plan of a U.S. IPO

- Initial Public Offering of Common Stock
- Managers: Burnham Securities Inc/Axiom Capital Management
- Proposed NASDAQ Symbol: CCCR
- Anticipated Gross Proceeds: $12.51 million [(1)]
  - Number of shares to be issued: 1,925,000
  - Anticipated price range: $6.00 - $7.00
  - Pre / post-offering shares outstanding: 9,000,000 / 10,925,000
- U.S. Rather than Asia IPO, as:
  - Dramatic slow down in China's IPO market due to regulatory scrutiny
  - Hong Kong IPO less certain, longer time frame and more expensive
  - Potential for additional offerings to provide future growth capital

(1) At the mid-point of the pricing range, excluding exercise of the over-allotment option.

With Offering Proceeds to Continue Significant Growth

- A U.S. IPO to fuel both organic growth and growth through acquisition:
  - Current organic growth limited by capital base
    - ✓ Unable to meet current loan demand due to government regulation limiting loans outstanding to 2x capital base and loan guarantees to 3x
    - ✓ Additional capital equates to increased lending & guarantees, revenues and earnings
  - Potential acquisitions utilizing stock as currency to acquire similar microcredit companies within Jiangsu Province
    - ✓ Potentially expand outside of Jiangsu Province through acquisition or direct licensing
- Use of proceeds to include $500,000 in cash and $200,000 in stock placed in escrow for investor relations program

Following Several Successful U.S. Market IPOs for Chinese Companies

- Outstanding aftermarket performance of the three Chinese Companies which have consummated recent U.S. Initial Public Offerings

Lightinthebox.com

Light in the Box Holding Co. (NYSE:LITB)

Overview:

- Global online retail company, offering a wide selection of lifestyle products at attractive prices through its various websites
- 6/14/2013 closing price of $16.98 up 79% from June 2013 IPO of $9.50/share
  - 22% first day increase

VIP 唯品会 VIPSHOP.COM

VIPShop Holdings (NYSE:VIPS)

Overview:

- China's largest discount online retailer
- 6/14/2013 closing price of $32.43 up 398% from March 2012 IPO of $6.50/share
- March 2013 Follow-on: Raised ~$96 Million at $24.00/share (~270% premium to IPO price)

YY.COM

YY, Inc. (NASDAQ: YY)

Overview:

- China-based Internet music, messaging and gaming platform
- 6/14/2013 closing price of $28.48 up 172% November 2012 IPO of $10.50/share

Due Diligence Process

- Company successfully vetted by multiple external and internal organizations

Local PRC Government	• Regulated industry
	  ○ Extensive due diligence on licensing
	  ○ Continuous oversight

Underwriter	• External due diligence report by independent Chinese law firm • External financial report emphasizing loan portfolio by independent U.S. accounting firm with experience in China

- Financial and legal professionals

Accountants	• Marcum Bernstein & Pinchuk LLP
U.S. Legal Counsel	• Ellenoff Grossman & Schole LLP
PRC Legal Counsel	• Dacheng Law Offices
Underwriter's Counsel	
U.S.	• Blank Rome LLP
PRC	• The Global Law Office

Marcum LLP as CCC Auditors

- One of the largest independent public accounting firms in the U.S.
- Served Chinese clients for over 10 years
    - Four offices in China, with 70 SEC professionals serving 20 U.S. SEC clients
- Complete and clean opinions from 2012 PCAOB inspections
- No SEC issues from Chinese audit practice

Corporate History: A Sophisticated Start to Ensure Success

- Founded in 2008 to capitalize upon new regulation creating microcredit lenders
  - Initial Investment of RMB300 million / $44.0 million by 14 individuals/entities
  - Hired Professional Team
    - ✓ Huichun Qin as Chairman & CEO
    - ✓ Invested as part of investor group in amount of RMB22.4 million / $3.2 million
  - Implementing original plan to go public

Deep Lending and Public Company Experience

Huichun Qin	Chairman of the Board, Chief Executive Officer
Long Yi	Chief Financial Officer

- Huichin Qin, Chairman of the Board and Chief Executive Officer
  - Served previously as Deputy Director of Accounting and Finance and Vice President of the Wujiang Branch at the People's Bank of China ("PBOC") from 2002-2006 and 2006-2008, respectively
  - While serving as Vice President of the Wujiang Branch, also served as a Deputy Director of the Wujiang State Administration of Foreign Exchange
  - Bachelor's degree from Southwest Tech University in Miangyang, China
- Long Yi, Chief Financial Officer
  - Public company experience from role at Sutor Technology Group (NASDAQ: SUTR)
  - CPA, State of Illinois
  - Master's Degree in Accounting from University of Rotterdam, the Netherlands
  - Graduate Diploma in Accounting from McGill University, Canada
  - Bachelor's Degree in Accounting from Northeastern University, China

Direct, Secured Loan Services

- Direct loans to SME's, farmers and individuals with proceeds generally used for business purposes
  - $88.5MM portfolio to 249 borrowers [(1)]
  - Loan sizes between $16,000 and $320,000, with average of approximately $250,000 [(1)]
  - Terms ranging from 1 to 12 months maximum [(1)]
  - Average interest rate of 15.01%, payable monthly [(1)]

(1) As of three months ended March 31, 2013

Types of Secured Loans

- Collateral-backed loans – 1.0% of portfolio
  - Pledge by borrower of land-use rights or building ownership
  - Appraisal used to determine value, then appropriate loan-to-value ratio of 50-70% applied
- Pledge-backed Loans – 10.5% of portfolio
  - Pledge by borrower of negotiable instruments, of which the Company accepts possession
- Guarantee-backed loans – 88.5% of portfolio
  - Guaranteed by third parties
  - Guarantor and borrower are jointly and severally liable

Direct Loans

- Offering proceeds to provide cash to increase registered capital and meet unmet high-quality loan demand

Direct Loan Portfolio



($ in U.S. millions)
2009 – 2012 CAGR: 15%
$100.0
$90.0
$80.0
$70.0
$60.0
$50.0
$40.0
$30.0
$20.0
$10.0
$0.0
$57.1
$68.7
$76.8
$85.8
$88.5
2009
2010
2011
2012
LTM 3/31/2013

- Regulatory requirements limiting direct loans to 2x capital

Loan Guarantees

- Provides guarantees to third-party lenders on behalf of the borrower
  - Cooperation agreements with six state-owned and commercial banks where the Company is accepted as guarantor
  - Guarantees for $84.1 million of underlying loans to 115 borrowers [1]
  - Fee income of 1.5% - 1.8% per year of guarantee
- Company's provision of guarantee subject to:
  - Collateral pledge of land-use rights or building ownership to third-party lender; and
  - Cash deposit of 10-20% of loan amount which gets deposited by CCC with third-party lender

(1) As of 3/31/13

Loan Guarantees (cont.)

- Initial public offering to increase regulatory capital to increase guarantee business


Loan Guarantee Portfolio
($ in U.S. millions)
2009 – 2012 CAGR: 154
$100.0
$90.0
$80.0
$70.0
$60.0
$50.0
$40.0
$30.0
$20.0
$10.0
$0.0
$5.3
$71.7
$88.7
$86.4
$84.1
2009
2010
2011
2012
LTM 3/31/2013

- Regulatory requirements limiting loan guarantees to 3x capital

Strong Growth with Managed Risk

- Management expertise has led to successful implementation of lending process with low loss experience
- Growth in reserves with no losses over last 3 years

	For Years Ended December 31, Reserve		
	2010	2011	2012
Direct Loan	$ 696,321	$ 766,673	$ 857,813
Guarantee Services	$ 719,728	$ 887,426	$ 880,725

	Actual Losses		
	2010	2011	2012
Direct Loan	$0	$0	$0
Guarantee Services	$0	$0	$0

- Reserves based upon greater of 1% of portfolio or "5-Tier method" in accordance with applicable PRC regulations
- Significant Consequences for not repaying debt

Approximately 2/3 of Q1 2013 Provision for Loan Losses to be Reversed in Q2

- Composition of provision

  - Several loans which were due in March 2013, but repaid subsequent to the end of the quarter; and

  - Two loans with overdue interest and principal, which are both currently in litigation and collection

	Three Months Ended,	
	3/31/2012	3/31/2013
Provision for Loan Losses	$ 29,776	$ 488,216

Financial Summary – Selected Income Statement Data

- Strong 2010 – 2012 annual top and bottom line growth
  - Net Interest Income CAGR of 17.3%
  - Net Income CAGR of 13.8%
- Q1 2013 vs. Q1 2012
  - Flat top line due to lower interest rates and limited capital to meet demand
  - Lower Net Income due to provision for loan losses

	Year Ended,			Three Months Ended,	
($ in millions)	12/31/10	12/21/11	12/31/12	3/31/12	3/31/13
Total interest income	$9.0	$11.2	$12.3	$3.0	$3.0
Total interest expense	(1.0)	(1.6)	(1.3)	(0.4)	(0.3)
Net interest income	**$8.0**	**$9.6**	**$11.0**	**$2.6**	**$2.7**
Less: Provision for loan losses	(0.1)	(0.0)	(0.1)	(0.0)	(0.5)
Net interest income after provision	**$7.9**	**$9.5**	**$10.9**	**$2.5**	**$2.2**
Plus: Commission and fees on guarantee service	1.1	1.3	1.7	0.4	0.5
Net Revenue	**$9.0**	**$10.9**	**$12.6**	**$2.9**	**$2.7**
Plus: Total non-interest income	0.5	0.7	0.3	0.2	0.0
Less: Total non-interest expense	(1.8)	(2.1)	(2.4)	(0.6)	(0.8)
Income before income taxes	**$7.8**	**$9.5**	**$10.5**[1]	**$2.6**	**$1.9**
Less: Income tax expense	(1.0)	(1.2)	(1.7)	(0.6)	(0.3)
Net income	**$6.8**	**$8.3**	**$8.8**	**$2.0**	**$1.6**

(1) Excludes approximately $500,000 in IPO and audit related costs and expenses

- 3/31/2013 book value of approximately $7.50 per share

Path to Significant Growth

- Q2 anticipated reversal of $338,000 in provisions for loan losses from Q1 2013, as loans were paid down and renewed, increasing Q2 financial results

- Increase in loan portfolios from application of IPO proceeds to fulfill current unmet loan demand

- Additional lending capital from near term issuance of debt security fueling earnings to common shareholders

	USD
Current Capital	44 Million
Retained Earnings	16 Million
Offering Proceeds	17.5 Million
Total Registered Capital	77.5 Million
Permitted Direct Loans@ 2:1	155 Million
Current Portfolio	90 Million
Additional Lending Capacity	60 Million

Significant Earnings Leverage

- Assuming a $30.0 Million, 8% Debt Financing

	USD
Net Interest Margin	7%
Additional Net Income	$2.1 Million
Additional EPS	$.18
Increase in Stock Price@ 8x	$1.44

Valuation: A Value Play with Significant Potential Upside

- Valuation based upon current LTM 3/31/13 Financial Results, which stalled based on lack of capital and loan loss provisions
- Pre-offering equity value of $58.5 million (at $6.50/share, mid-point of filing range)
- Significant discount to comparables, consisting of: Regional Banks, China-based and International Microcredit Lenders, and U.S. Credit Companies

Valuation Metric	(2)	Credit China Holdings (3)	Discount to Credit China
Equity Value / LTM Pre-tax Income (2)	6.0x	6.3x	5.8%
Equity Value / LTM Net Income (1)	6.9x	8.6x	19.5%
Equity Value / LTM Book Value	0.9x	1.7x	51.1%

(1) Excludes approximately $500,000 in IPO and audit related costs and expenses
(2) Valuation metrics based on pre-money equity value
(3) Traded on Hong Kong Stock Exchange (Ticker = SEHK:8207). Adjusted for minority interest

Valuation Metric	(2)	Peer Group Mean (3)	Discount to Peers
Equity Value / LTM Pre-tax Income (1)	6.0x	9.9x	40.0%
Equity Value / LTM Net Income (1)	6.9x	13.2x	47.4%
Equity Value / LTM Book Value	0.9x	2.1x	59.2%

(1) Excludes approximately $500,000 in IPO and audit related costs and expenses
(2) Valuation metrics based on pre-money equity value
*(3) Peer group consists of **Regional Banks – Brokerage**: BHB, FNLC, CNBC, ATLO, NKSH, PFBC; **Regional Banks – No Brokerage**: ESBF, HIFS, HEOP; **International Microcredit Lenders:** BBDC4, BVL, BSE:532648, BRSR6, MVZ.B, BSE:532900; **U.S. Credit Companies**: DFS, CACC*

Investment Considerations

- Large and unmet market demand in industry exhibiting strong growth
  - Bridge the gap between Chinese state-owned and commercial banks and "underground lenders"
- Located in one of the most economically successful and rapidly growing cities in China
- Strong historic financial returns with favorable valuation
- Multiple avenues for growth, including expansion of loan portfolio and potential acquisitions
- Strong management team with deep knowledge and experience